Exhibit 99.1

News Release

AXCELIS ANNOUNCES FINANCIAL RESULTS FOR SECOND QUARTER 2013

BEVERLY, Mass. — August 1, 2013—Axcelis Technologies, Inc. (Nasdaq: ACLS) today announced financial results for the quarter ended June 30, 2013. The Company reported second quarter revenue of $47.5 million, compared to $40.7 million for the first quarter of 2013. Net loss for the quarter was $4.0 million, or ($0.04) per share.  This compares to a net loss for the first quarter of 2013 of $9.0 million, or ($0.08) per share. Cash and cash equivalents were $34.6 million at June 30, 2013 compared with $42.4 million at March 31, 2013.

Chairman and CEO Mary Puma said, “Second quarter results were in line with our forecast, reflecting our expectations for an improving market in 2013.  During this last industry downturn we invested in our competitive Purion platform, improved our financial position and strengthened our team.  We have received positive feedback from our customers regarding these initiatives and as the industry picks up, we expect to capitalize on these investments.”

Second Quarter 2013 Conference Call

The Company will host a conference call today at 5:00 pm ET to discuss results for the second quarter of 2013.  An audio webcast will be available on the Investor page of Axcelis’ website at www.axcelis.com, or by dialing 1.888.713.4213 (1.617.213.4865 outside North America).  Participants calling into the conference call will be requested to provide the passcode:  20165545. A replay of the webcast will be available for 30 days following the conference call.

Safe Harbor Statement

The conference call will contain forward-looking statements under the SEC safe harbor provisions. These statements, which include our guidance for future financial performance, are based on management’s current expectations and should be viewed with caution. They are subject to various risks and uncertainties, many of which are outside the control of the Company, including the timing of orders and shipments, the conversion of orders to revenue in any particular quarter, or at all, the continuing demand for semiconductor equipment, relative market growth, continuity of business relationships with and purchases by major customers, competitive pressure on sales and pricing, increases in material and other production costs that cannot be recouped in product pricing and global economic, political and financial conditions. These risks and other risk factors relating to Axcelis are described more fully in the most recent Form 10-K filed by Axcelis and in other documents filed from time to time with the Securities and Exchange Commission.

About Axcelis

Axcelis Technologies, Inc. (Nasdaq: ACLS) headquartered in Beverly, Massachusetts, has been providing innovative, high-productivity solutions for the semiconductor industry for over 35 years. Axcelis is dedicated to developing enabling process applications through the design, manufacture and complete life cycle support of ion implantation, one of the most critical and enabling steps in the IC manufacturing process.  The Company’s Internet address is: www.axcelis.com.

Company Contacts

Investor Relations:

Doug Lawson
978.787.9552

Editorial/Media:

Maureen Hart
978.787.4266

Axcelis Technologies, Inc.

Consolidated Statements of Operations

(In thousands, except per share amounts)

(Unaudited)

	Three months ended		Six months ended
	June 30,		June 30,
	2013	2012	2013	2012
Revenue
Product	$40,769	$51,465	$75,220	$99,003
Services	6,732	7,649	13,006	15,117
Total revenue	47,501	59,114	88,226	114,120
Cost of revenue
Product	25,457	30,599	47,638	59,883
Services	5,307	5,727	10,910	10,913
Total cost of revenue	30,764	36,326	58,548	70,796

Gross profit	16,737	22,788	29,678	43,324

Operating expenses
Research and development	8,503	10,478	17,709	22,147
Sales and marketing	5,594	6,231	10,796	12,814
General and administrative	6,412	6,488	13,001	14,287
Gain on sale of dry strip assets and intellectual property	(799)	—	(1,167)	—
Restructuring charges	421	153	2,222	3,034
Total operating expenses	20,131	23,350	42,561	52,282

Loss from operations	(3,394)	(562)	(12,883)	(8,958)

Other income (expense)
Interest income	3	9	6	18
Interest expense	(51)	—	(115)	—
Other, net	(314)	551	580	(373)
Total other income (expense)	(362)	560	471	(355)

Loss before income taxes	(3,756)	(2)	(12,412)	(9,313)

Income taxes	263	469	596	1,186

Net loss	$(4,019)	$(471)	$(13,008)	$(10,499)

Net loss per share
Basic and Diluted	$(0.04)	$(0.00)	$(0.12)	$(0.10)

Shares used in computing net loss per share
Basic and diluted weighted average common shares	108,409	107,639	108,319	107,353

Axcelis Technologies, Inc.

Consolidated Balance Sheets

(In thousands)

(Unaudited)

	June 30, 2013	December 31, 2012
ASSETS
Current assets
Cash and cash equivalents	$34,639	$44,986
Accounts receivable, net	30,220	24,843
Inventories, net	96,412	100,234
Restricted cash	104	106
Prepaid expenses and other current assets	6,025	5,056
Total current assets	167,400	175,225

Property, plant and equipment, net	32,964	34,413
Other assets	13,406	12,520
Total assets	$213,770	$222,158

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities
Accounts payable	$16,188	$10,166
Accrued compensation	6,559	7,283
Warranty	1,419	1,700
Income taxes	226	278
Deferred revenue	5,728	6,423
Other current liabilities	4,432	3,932
Total current liabilities	34,552	29,782

Long-term deferred revenue	259	456
Other long-term liabilities	5,829	5,844
Total liabilities	40,640	36,082

Stockholders’ equity
Preferred stock, $0.001 par value, 30,000 shares authorized; none issued or outstanding	—	—
Common stock, $0.001 par value, 300,000 shares authorized; 108,772 shares issued and 108,652 shares outstanding at June 30, 2013;108,293 shares issued and 108,173 shares outstanding at December 31, 2012	109	108
Additional paid-in capital	506,647	504,643
Treasury stock, at cost, 120 shares at June 30, 2013 and December 31, 2012	(1,218)	(1,218)
Accumulated deficit	(335,485)	(322,477)
Accumulated other comprehensive income	3,077	5,020
Total stockholders’ equity	173,130	186,076
Total liabilities and stockholders’ equity	$213,770	$222,158

Axcelis Technologies, Inc.

Consolidated Statements of Cash Flows

(In thousands)

(Unaudited)

	Six months ended
	June 30,
	2013	2012
Cash flows from operating activities
Net loss	$(13,008)	$(10,499)
Adjustments to reconcile net loss to net cash used for operating activities:
Depreciation and amortization	2,719	3,625
Gain on sale of dry strip assets and intellectual property	(1,167)	—
Deferred taxes	52	995
Stock-based compensation expense	1,644	2,010
Provision for excess inventory	2,370	406
Changes in operating assets & liabilities
Accounts receivable	(5,587)	16
Inventories	431	(7,213)
Prepaid expenses and other current assets	(1,049)	(808)
Accounts payable and other current liabilities	5,642	(3,928)
Deferred revenue	(891)	(3,109)
Income taxes	(48)	(286)
Other assets and liabilities	(1,905)	6,226
Net cash used for operating activities	(10,797)	(12,565)

Cash flows from investing activities
Proceeds from sale of dry strip assets and intellectual property	1,200	—
Expenditures for property, plant, and equipment	(336)	(385)
Decrease in restricted cash	2	3
Net cash provided by (used for) investing activities	866	(382)

Cash flows from financing activities
Proceeds from exercise of stock options	206	847
Proceeds from Employee Stock Purchase Plan	197	179
Net cash provided by financing activities	403	1,026
Effect of exchange rate changes on cash	(819)	(1,159)
Net decrease in cash and cash equivalents	(10,347)	(13,080)
Cash and cash equivalents at beginning of period	44,986	46,877
Cash and cash equivalents at end of period	$34,639	$33,797